Exhibit 99.1

NEWS RELEASE

Golden Queen enters into a new

TERM LOAN FACILITY for US$31 MILLION

November 21, 2016 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announces that it has entered into an agreement with members of the Clay family or entities controlled by them (the “Lenders”) to secure a new term loan facility (the “Facility”) in the amount of US$31 million. Investment vehicles managed by Thomas M. Clay, Chief Executive Officer and a director of the Company, funded US$23.25 million of the Facility, with the remainder being funded by the other Lenders.

Under the terms of the agreement, the maturity date of the Facility is May 21, 2019 and the annual interest rate is 8%, payable quarterly in arrears. The Company may pre-pay all or part of the Facility at any time prior to the maturity date and amounts prepaid will not be subject to penalty.

The Company will use the net proceeds of the Facility to make a partial prepayment of the US$37,500,000 loan previously provided by the Lenders in 2015. The balance of the prior loan will be repaid from available cash on hand.

The loan agreement provides for a US$930,000 closing fee payable by the Company to the Lenders. As well, the Company has issued warrants to the Lenders to acquire up to 8 million common shares in the Company. The warrants have a five (5) year term and are exercisable at US$0.85 per common share. Any shares issued in connection with the exercise of the warrants are subject to a Canadian hold period expiring four (4) months after issuance. The securities are also subject to restrictions on resale under US federal securities laws.

Andrée St-Germain, the Company’s VP Finance and Chief Financial Officer, states: “The Company is pleased with the continued support of the Clay family. The on-going excellent relationship with the Clay family illustrates their commitment to the Soledad Mountain Project”.

The Facility is guaranteed by the Company’s subsidiaries and secured by a pledge of the Company’s interests in Golden Queen Mining Company, LLC, the entity that owns the Soledad Mountain Project. There is no finder’s fee payable in connection with this transaction.

About Golden Queen Mining Co. Ltd:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein. The securities have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws, and may not be offered or sold within the United States unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.